Exhibit 99.1

Supreme Industries Reports
 Fourth Quarter and Full-Year 2016 Financial Results

Full-Year 2016 Net Income Increases 48% Over 2015, on 7% Higher Net Sales

GOSHEN, Ind. — Feb. 27, 2017 — Supreme Industries, Inc. (NYSE MKT: STS), a leading manufacturer of specialized commercial vehicles including truck bodies and specialty vehicles, today announced financial results for the fourth quarter and full-year ended December 31, 2016.

“We are certainly pleased to report record full-year net income of $19 million, or $1.11 per diluted share, for 2016,” said Mark Weber, President and Chief Executive Officer. “We are disappointed in our fourth quarter financial results, however, we had a solid rebound in order activity during the fourth quarter as retail orders increased 11% sequentially from the third quarter and fleet order intake remained strong through January.”

“Our order backlog at the end of January 2017 was $115.8 million, up 13.1% or $13.4 million, compared with January of 2016, excluding $1.2 million of Trolley backlog,” Weber added.

Fourth Quarter 2016 Results

Net sales in the fourth quarter of 2016 totaled $61.9 million, compared with $67.7 million in the comparable period of 2015. Third quarter retail orders were down quarter-over-quarter, contributing to the 8.6% fourth quarter sales decline.

The lower sales volume, coupled with a less profitable product mix, resulted in a gross margin, as a percentage of sales, of 19.9% in the fourth quarter. This compared with 21.7% in the same quarter last year. Operating income was $2.7 million in the quarter, down from $5.7 million in the fourth quarter of 2015.

Fourth quarter net income in 2016 totaled $2.0 million, or $0.12 per diluted share, compared with $3.8 million, or $0.22 per diluted share in 2015’s fourth quarter.

Full-Year 2016 Results

Full-year 2016 net sales grew 7.4%, to $299.0 million, compared with $278.4 million in 2015. The increase reflects higher year-over-year sales volume of retail work trucks destined for commercial end users.

Gross margin, as a percentage of sales, expanded to 22.4% in 2016, up from 19.5% in 2015. The higher year-over-year gross margin was due to a more profitable product and customer mix, as well as volume-related efficiency gains. Operating income grew 49.9% in 2016, reaching $28.9 million, and was up from $19.3 million in 2015.

Full-year 2016 net income increased 47.9% to a record of $19.0 million, or $1.11 per diluted share. This was up from net income of $12.9 million, or $0.76 per diluted share, in 2015.

At the end of 2016, order backlog was $83.4 million, down from $98.1 million at the end of 2015.

Supreme Industries, Inc.

2581 East Kercher Road • Goshen, IN 46528

Working capital was $58.2 million at the end of 2016, compared with $51.9 million at December 26, 2015. Cash flow from operations improved to $29.3 million for the year ended December 31, 2016 as compared with $9.8 million for the year ended December 26, 2015. The Company ended the year with $35.2 million in cash and cash equivalents, and $7.5 million in total debt. Stockholders’ equity increased to $101.7 million at December 31, 2016, compared with $88.6 million at December 26, 2015, increasing tangible book value per share to $6.02, compared with $5.32 at the end of 2015.

Conference Call Information

A conference call is scheduled for 9:00 a.m. ET, today Feb. 27, 2017, to review the fourth quarter and full-year 2016 results and the information set forth in this press release. To participate in the live call, please dial 888-349-0089 (International: 412-902-4296) 10 minutes before the call begins, or at 8:50 a.m. ET. The conference ID is 10101214. The call also will be streamed live and can be accessed at www.supremecorp.com. Those unable to participate may access a replay of the call, which will be available on Supreme’s website for approximately 30 days.

About Supreme Industries

Supreme Industries, Inc. (NYSE MKT: STS), is a nationwide manufacturer of truck bodies and specialty vehicles produced to the specifications of its customers. The Company’s transportation equipment products are used by a wide variety of industrial, commercial and law enforcement customers.

News releases and other information on the company are available online at: www.supremecorp.com or www.b2i.us/irpass.asp?BzID=1482&to=ea&s=0

Other than historical facts contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, and reflect the view of management with respect to future events. When used in this report, words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” and similar expressions, as they relate to Supreme or its plans or operations, identify forward-looking statements. Such forward-looking statements are based on assumptions made by, and information currently available to, management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that the expectations reflected in such forward-looking statements are reasonable, and it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from such expectations include, without limitation, an economic slowdown in the specialized vehicle industry, limitations on the availability of chassis on which Supreme’s product is dependent, availability of raw materials, raw material cost increases, interest rate increases, a change in the number of vehicles subject to a recall, changes in the costs of implementing the recall, actions by NHTSA, including fines and/or penalties, or limitations on the availability of materials used to implement the recall. Additionally, January 2017 backlog may not be indicative of first quarter, full-year or future performance. Furthermore, Supreme can provide no assurance that any raw material cost increases can be passed on to its customers through implementation of price increases for Supreme’s products. The forward-looking statements contained herein reflect the current view of management with respect to future events and are subject to those factors and other risks, uncertainties and assumptions relating to the operations, results of operations, cash flows and financial position of Supreme. Supreme assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

Investor Relations Contact:

Matthew J. Dennis, CFA, Supreme Investor Relations

574-228-4130

—FINANCIAL RESULTS FOLLOW—

Supreme Industries, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 26,	Dec. 31,	Dec. 26,
	2016	2015	2016	2015
Net sales	$61,859,993	$67,716,080	$298,971,665	$278,424,799
Cost of sales	49,558,299	53,049,351	231,860,105	224,202,596
Gross profit	12,301,694	14,666,729	67,111,560	54,222,203

Selling, general and administrative expenses	9,659,858	8,911,864	38,542,639	35,306,651
Other (income) expense	(70,209)	40,584	(334,601)	(368,064)
Operating income	2,712,045	5,714,281	28,903,522	19,283,616

Interest (income) expense	221,128	(110,686)	459,353	88,972
Income before income taxes	2,490,917	5,824,967	28,444,169	19,194,644
Income tax expense	506,427	2,026,375	9,406,831	6,319,375
Net income	$1,984,490	$3,798,592	$19,037,338	$12,875,269

Income per share:
Basic	$0.12	$0.23	$1.12	$0.77
Diluted	0.12	0.22	1.11	0.76

Shares used in the computation of income per share:
Basic	17,065,659	16,781,925	16,990,210	16,682,437
Diluted	17,170,426	17,031,560	17,094,977	16,997,365

Supreme Industries, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	Dec. 31, 2016	Dec. 26, 2015
Assets
Current assets	$88,221,351	$74,933,534
Property, plant and equipment, net	45,747,933	46,186,364
Total assets	$133,969,284	$121,119,898

Liabilities
Current liabilities	$30,056,157	$23,030,891
Long-term liabilities	2,181,778	9,500,578
Total liabilities	32,237,935	32,531,469
Total stockholders’ equity	101,731,349	88,588,429
Total liabilities and stockholders’ equity	$133,969,284	$121,119,898

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